Exhibit 23.1
INDEPENDENT AUDITORS' CONSENT
We consent to the incorporation by reference in this Registration Statement of Asbury Automotive Group, Inc. on Form S-8 of our report dated February 25, 2003 (which report includes an unqualified opinion and an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets"), included in the Annual Report on Form 10-K of Asbury Automotive Group, Inc. for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP
Stamford, Connecticut
May 21, 2003